Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635

                         PRICING SUPPLEMENT NO. 14 DATED
                          AUGUST 19, 1998 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount: $10,000,000

Original Issue Date
 (Settlement Date):         August 28, 1998

Stated Maturity Date:       November 15, 2005

Interest Rate:              6.04%

Interest Payment Dates:     March 15 and September 15, commencing
                            September 15, 1998

Type of Notes Issued:       [ X ] Senior Notes       [ X ] Fixed Rate Notes
                            [   ] Subordinated Notes [   ] Floating Rate Notes

Optional Redemption:        [   ] Yes
                            [ X ] No

Form of Notes Issued:       [ X ] Book-Entry Notes
                            [   ] Certificated Notes

Minimum Denominations:      $1,000 and integral multiples of $1,000
                            in excess thereof

CUSIP Number:               09700WAZ6

                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") at a discount equal to 1.25% of the principal amount offered hereby, for resale to investors and other purchasers at varying prices related to prevailing market prices and conditions at the time or times of resale as determined by Merrill Lynch. Interest rates offered with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 98.750% of the aggregate principal amount of the Notes, or $9,875,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of 1.25% or $125,000.